Exhibit 10.42.1
Final March 18, 2008
CSK AUTO, INC.
March [  ], 2008
[Name]
[Address]
[Address]
     Re:     Notice of Participation in 2008 Cash in Lieu Bonus Plan
Dear [Name]:
     I am pleased to confirm that the Company has selected you as a Participant in the 2008 CSK Auto, Inc. Cash in Lieu Bonus Plan (the “Plan”). The Plan is intended to provide a payment (the “Bonus”) to selected employees of the Company and its Subsidiaries who otherwise would have annual grants of stock options and/or restricted stock in 2008.
General terms
     Your Bonus under the Plan is $___(equal to ___% of your Base Salary in effect on the date hereof). Such amount is referred to herein as the “Bonus Amount”. This is the amount you are eligible to receive under the Plan so long as you remain employed with the Company through the applicable vesting dates described in this Notice of Participation and the Plan, or, if a Change in Control occurs, the six-month anniversary of the consummation of the Change in Control, unless your employment is terminated as a result of an Involuntary Termination before the applicable date.
     The basic terms of your participation in the Plan are set forth in this Notice of Participation, but other important terms and conditions are described in the Plan. We encourage you to carefully review the Plan, a copy of which is included with this Notice. Capitalized words in this Notice of Participation which are not defined herein are defined in the Plan. In the event of any conflict between the provisions of this Notice of Participation and the provisions of the Plan, the terms of the Plan shall control. This letter constitutes the Notice of Participation called for in the Plan.
Payment Terms
     In accordance with Section 3.3 of the Plan, except as set forth below, your Bonus Amount shall be payable as follows:
     (a) Subject to your continuous employment by the Company and its Subsidiaries through the applicable vesting date, your Bonus will vest and become payable as follows: (i) 50% of the Bonus will vest and become payable on March 1, 2009; and (ii) 50% of the Bonus will vest and become payable on March 1, 2010. If your employment terminates prior to a vesting date for any reason other than an Involuntary Termination, the portion of the Bonus scheduled to vest and become payable on or after the date of termination will be immediately forfeited. Except as set forth below, in the event that your employment terminates prior to a vesting date by reason of an

Involuntary Termination, your Bonus shall continue to vest and become payable in accordance with the schedule set forth in this paragraph.
     (b) In the event of a Change in Control, notwithstanding anything set forth in the preceding paragraph to the contrary, subject to your continuous employment by the Company and its Subsidiaries through the applicable vesting date (set forth below), the vesting of any unvested and/or unpaid portion of your Bonus shall accelerate and become vested and payable upon the earliest of: (i) the date that is six months following the Change in Control or (ii) the date your employment terminates by reason of an Involuntary Termination after the date the Change in Control is consummated. If your employment with the Company and its Subsidiaries (including any successor thereto) terminates for any reason other than an Involuntary Termination prior to the six-month anniversary of the Change in Control, your Bonus (to the extent then unvested and unpaid) will be immediately forfeited.
Parachute Payments
     Unless you are party to an employment or severance agreement with the Company or any Subsidiary that provides the specified treatment of payments in the event payments to the Participant are deemed “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (whether or not such agreement provides for a gross-up payment for excise taxes under Section 4999 of the Code), in the event that your Bonus or other amount that may be paid or otherwise provided to or in respect of you by or on behalf of the Company and its Subsidiaries pursuant to the Plan and this Notice of Participation (the “Covered Payments”) is or may become subject to the tax imposed under Section 4999 of the Code (or any successor provision or any comparable provisions of state, local or foreign law) (“Excise Tax”), then the portion of the Covered Payments that would be treated as “parachute payments” under Code Section 280G (“Covered Parachute Payments”) shall be reduced so that the Covered Parachute Payments, in the aggregate, are reduced to the Safe Harbor Amount. For the purposes of this Plan, the term “Safe Harbor Amount” means the largest portion of the Covered Payments that would result in no portion of the Covered Payments being subject to the Excise Tax.
Nontransferability
     As set forth in the Plan, you shall not have any right to pledge, hypothecate, anticipate or in any way create a lien upon any amounts provided under this Plan, and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law, other than by will or the laws of decent and distribution.
Miscellaneous Provisions
     Successors. The Company will require any successor (whether by purchase of assets, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform all of the obligations of the Company under the Plan (including the obligation to cause any subsequent successor to also assume the obligations of the Plan) unless such assumption occurs by operation of law.

     Governing Law. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Arizona excluding those laws that direct the application of the laws of another jurisdiction.
     Amendment. Prior to a Change in Control, the Board and the Committee shall each have the right to amend this Notice of Participation in any manner not materially adverse to your rights under the Plan. Following a Change in Control, this Notice of Participation may only be amended with your consent.
     Withholding. The Company may withhold and deduct from any payment under the Plan and this Notice of Participation all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements.
     This is not an employment contract. This Notice of Participation is not to be interpreted as a guarantee or contract of continuing employment.
     We value your efforts and look forward to your continued contribution.
Sincerely,
Lawrence N. Mondry
CEO
I accept and agree to the terms of this Notice of Participation and the Plan.

, 2008
[Name]	Date